                                                                                                                                                                                                                                                                                       Exhibit 99.2

UNITED                                                                            News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

FOR IMMEDIATE RELEASE

UAL REPORTS NOVEMBER RESULTS

Positive Cash Flow of $2 Million Per Day,
up $9 Million Per Day From Last Year

Mainline Passenger Unit Revenue Improves 14% YOY

Meets DIP Covenant EBITDAR for Tenth Consecutive Month

CHICAGO, December 23, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its November Monthly Operating Report (MOR) with the United States Bankruptcy Court, confirming that UAL met the requirements of its debtor-in-possession (DIP) financing for the tenth straight month.

"United's turnaround remains on track. Even with the seasonal downturn in November, cash flow was positive and remained strong at more than $2 million per day," said Jake Brace, United's executive vice president and chief financial officer. "Systemwide passenger unit revenue improvement continued to outpace the industry, and the company increased its cash balance to $2.6 billion. We met the requirements of our DIP covenants and expect to meet them for December as well."

The Company reported net earnings before reorganization expenses of $3 million, including an $81 million gain from the sale of Hotwire, an improvement of more than $500 million compared to November a year ago. Including reorganization expenses and the gain from the sale of Hotwire, the Company reported a net loss for November of $75 million. The majority of reorganization expenses were non-cash items resulting from the rejection of aircraft as the company aligns its fleet with the market. Mainline passenger unit revenue improved 14% year-over-year, well-ahead of the industry average.

UAL generated positive cash flow of about $69 million in November, excluding the proceeds from the sale of Hotwire, or more than $2 million per day. UAL ended November with a cash balance of about $2.6 billion, which included $633 million in restricted cash (filing entities only). As part of its DIP financing agreements, UAL's lenders required the Company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) of $112 million between December 1, 2002 and November 30, 2003. United's performance exceeded that level.

United and United Express operate more than 3,400 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement. Certain information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect UAL Corporation's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of UAL Corporation and its subsidiaries (collectively, the "company") that may cause the actual results of the company to differ materially from any future results expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to operate pursuant to the terms of its debtor-in-possession facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 process; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the cost and availability of financing; the company's ability to execute its business plan; the company's ability to attract, motivate and/or retain key employees; the company's ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the cost and availability of aircraft insurance; the cost of aviation fuel; the cost associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL Corporation's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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